Exhibit 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2013

TEJON RANCH, California – (BUSINESS WIRE) – May 1, 2013 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the three months ended March 31, 2013, with the Company showing net income attributable to common stockholders of $615,000, or $0.03 per common share, compared to net income attributable to common stockholders of $275,000, or $0.01 per common share, for the same period in 2012. Revenue from operations for the three months ended March 31, 2013 was $9,760,000, compared to $9,579,000 of revenue for the same period during 2012. All per share references in this release are presented on a fully diluted basis.

Results of Operations for the Quarter Ended March 31, 2013:

The improvement in net income attributable to common stockholders, and revenue from operations during the first three months of 2013, when compared to the same period of 2012, is driven by improved commercial/industrial and farming revenues that are partially offset by lower mineral resource revenues. Also contributing to the improvement in net income are lower resort/residential expenses and an increase in equity in earnings of unconsolidated joint ventures.

Commercial/industrial revenue increased $574,000 due to an improvement in hunting and grazing lease revenues as well as an increase in percentage rent from our power plant lease. The improvement in farming revenue of $451,000 is due to a $1,160,000 increase in almond revenues driven by higher prices. This improvement in almond revenue was partially offset by a comparative decline in pistachio revenue due to lower sales and a pricing bonus received during the first quarter of 2012. Resort/residential expense declined $709,000 during the first quarter of 2013, as compared to the same period of 2012, largely due to the reversal of previously recorded stock compensation expense related to unvested awards of an executive that left the Company during the first quarter. Compared to the same time period in 2012, Mineral Resource revenues declined $1,040,000 during the first quarter of 2013. The decline is due to both a decrease in oil production and pricing during the first quarter 2013, as well as a $545,000 payment received during the first quarter of 2012 related to new oil wells that came on line.

Our share of earnings from our joint ventures improved $768,000 due to both higher fuel and non-fuel margins at our TA/Petro joint venture—largely due to increased gasoline sales, and improved income from our Rockefeller joint venture resulting from the receipt of a full quarter of rental income from the Dollar General lease as compared to the partial quarter’s rent received during the first three months of 2012. As our joint ventures continue to mature the revenues and activity surrounding the joint ventures will become a growing part of our commercial/industrial activity.

2013 Outlook and Information:

Management believes that the capital structure of the Company provides a solid foundation for continued investment in our projects to set the stage for the future growth of the Company. On March 31, 2013, total capital was approximately $310,000,000, with debt accounting for less than one percent of total capital. As of March 31, 2013, we also had cash and securities totaling approximately $70,200,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2013, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures, including the planned development of The Outlets at Tejon Ranch. The Company believes the variability of its quarterly and annual operating results will continue during 2013 due to its farming and real estate activities. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2013	2012
Revenues
Real estate - commercial/industrial	$2,722	$2,148
Real estate - resort/residential	237	41
Mineral resources	2,866	3,906
Farming	3,935	3,484

Revenue from operations	9,760	9,579
Operating income (loss)
Real estate - commercial/industrial	(391)	(877)
Real estate - resort/residential	(72)	(977)
Mineral resources	2,706	3,789
Farming	1,678	1,223

Income from operating segments	3,921	3,158
Interest income	275	318
Other income	3	22
Corporate expense	(3,831)	(3,134)

Operating income from operations before equity in losses of unconsolidated joint ventures	368	364
Equity in earnings (losses) of unconsolidated joint ventures	409	(359)

Operating income before income tax expense (benefit)	777	5
Income tax expense (benefit)	147	(228)

Net income	$630	$233
Net loss attributable to non-controlling interest	15	(42)

Net income attributable to common stockholders	$615	$275

Net income per share, basic	$0.03	$0.01

Net income per share, diluted	$0.03	$0.01

Weighted average number of shares outstanding:
Common stock	20,100,115	19,990,558
Common stock equivalents	15,327	32,744

Diluted shares outstanding	20,115,442	20,023,302